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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-26207) of our report, which includes an explanatory paragraph regarding the restatement of previously issued financial statements to reflect revised accounting for certain contract costs, dated July 25, 1997, on our audits of the consolidated financial statements and financial statement schedule of PHP Healthcare Corporation and Subsidiaries as of April 30, 1997 and 1996, and for the years ended April 30, 1997, 1996 and 1995, which report is included in the Company's 1997 Form 10-K, as amended. We also consent to the reference to our firm under the caption "Independent Public Accountants."


                                          COOPERS & LYBRAND L.L.P.


Washington, D.C.
June 2, 1998